Exhibit 99.3

Cegeka in the process of acquiring CTG

We are thrilled to announce that Cegeka has recently entered into a binding agreement with CTG to acquire the company, marking an exciting and momentous step in our company’s remarkable growth journey. We believe that the potential acquisition of CTG aligns with our long-term strategic vision and will bring benefits to our portfolio and further growth of Cegeka and strengthens our position in the market.

We expect the transaction will be completed swiftly. Until the transaction closes, Cegeka and CTG will continue to operate as separate companies. Over the coming weeks, an integration planning team will help determine how best to bring our companies together.

Founded in 1966, CTG is headquartered in Buffalo, New York. They are successful and growing, led by Belgian CEO Filip Gydé. CTG currently employs over 3.000 IT professionals and has operations in North America, South America, Western Europe, and India. The combination of CTG and Cegeka is expected to create a global IT solution organization with an even more robust portfolio of integrated end-to-end solutions, supported by an expanded Global Delivery Center and innovative technologies and digital accelerators. Together, we will have operations in 18 countries and become over 9,000 strong.

Due to CTG being a publicly listed company, we are unable to provide detailed information or specifics at this stage. Discretion is of utmost importance to safeguard the interests of all parties involved and maintain the integrity of the acquisition process. We acknowledge the high level of interest and anticipation surrounding this matter, and we assure you that updates will be shared as soon as appropriate. We kindly request your patience and understanding during this period.

As with any substantial business transaction, this process requires careful consideration and adherence to various legal procedures. The teams of Cegeka and CTG are diligently working to ensure that all necessary steps are taken in accordance with applicable laws, regulations, and procedures. Over the coming weeks, an integration planning team will help determine how best to bring our companies together.

We want to emphasize that, in addition to the procedural aspects of the acquisition, our teams are committed to handling this process with the maximum respect for the employees of the organizations involved. We have set up a page on ONE [add LINK], where we collect all relevant information. You will find a link to our joint press release, our holding statements, which can be used in communications with customers and partners. We have provided a space on ONE where we also centralize questions or comments on this topic.

We look forward to a successful conclusion to this process.

Kind Regards,

Stijn Bijnens

CEO

Cegeka nv - Corda 3, Kempische Steenweg 307 -B-3500 Hasselt	WWW.CEGEKA.COM

Important Information

The tender offer for all of the outstanding common stock of CTG referred to in this document has not yet commenced. The description contained in this document is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Cegeka will file with the U.S. Securities and Exchange Commission (the “SEC”). The solicitation and offer to buy the common stock of CTG will only be made pursuant to an offer to purchase and related tender offer materials. At the time the tender offer is commenced, Cegeka will file a tender offer statement on Schedule TO and thereafter CTG will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The offer to purchase, the related letter of transmittal and the solicitation/recommendation statement will be made available for free at the SEC’s website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents will be made available by Cegeka and when available may be obtained by directing a request to the information agent for the tender offer that will be named in the Schedule TO and related offer documents. Copies of the documents filed with the SEC by CTG will be available free of charge on CTG’s internet website at www.ctg.com or by contacting CTG’s Investor Relations Department at (716) 887-7368.

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents filed by Cegeka, as well as the solicitation/recommendation statement filed by CTG, CTG will also file periodic and current reports with the SEC. You may read and copy any reports or other information filed by Cegeka or CTG at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. CTG’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

This document contains statements that constitute “forward looking statements,” including statements that express the opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, including statements regarding the proposed acquisition of CTG by Cegeka (the “Proposed Acquisition”), in contrast with statements that reflect historical facts. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” or “expect,” “may,” “will,” “would,” “could,” “potential,” “intend,” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to Cegeka and CTG. However, these forward-looking statements are not a guarantee of performance, and you should not place undue reliance on such statements.

Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, including, but not limited to, the ability of the parties to satisfy the closing conditions for the Proposed Acquisition on a timely basis or at all, including the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Proposed Acquisition; statements about the expected timetable for completing the Proposed Acquisition; uncertainties as to how many of CTG’s shareholders will tender their shares in the offer; the possibility that competing offers will be made; the occurrence of events that may give rise to a right of one or both of Cegeka and CTG to terminate the merger agreement; negative effects of the announcement of the Proposed Acquisition on the market price of CTG’s common stock and/or on its business, financial condition, results of operations and financial performance (including the ability of CTG to maintain relationships with its customers, suppliers and others with whom it does business); the effects of the Proposed Acquisition (or the announcement thereof) on CTG’s ability to retain and hire qualified professional staff and talent, including technical, sales and management personnel; competition for clients; the increased bargaining power of CTG’s large clients; the occurrence of cyber incidents and CTG’s ability to protect confidential client data; the partial or complete loss of the revenue CTG generates from its largest client, International Business Machines Corporation (IBM); the uncertainty of CTG’s clients’ implementations of cost reduction projects; the mix of work at CTG between IT Solutions and Services and Non-Strategic Technology Services, and the risk of disengaging from Non-Strategic Technology Services; currency exchange risks; risks associated with CTG’s domestic and foreign operations, including uncertainty and business interruptions resulting from political changes and actions in the U.S. and abroad, such as the conflict between Russian and Ukraine and recent developments in China, and volatility in the global credit and financial markets and economy; renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties; the impact of current and future laws and government regulations, as well as repeal or modification of such, affecting the IT solutions and services industry, taxes and CTG’s operations in particular; industry, economic, and political conditions, including fluctuations in demand for IT services; and consolidation among CTG’s competitors or clients. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the control of Cegeka and CTG and could cause actual results to differ materially. The forward-looking statements included in this document are made only as of the date hereof. Cegeka and CTG do not undertake, and specifically decline, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.

A further description of risks and uncertainties relating to CTG can be found in CTG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC, and in other documents filed from time to time with the SEC by CTG and available at www.sec.gov and www.ctg.com.